EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm,

dated September 14, 2005

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. Six to the Registration Statement on Form S-11 of our report dated March 9, 2005, except for the last paragraph of Note 2, which is as of September 14, 2005, relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Retirement Properties, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Orlando, Florida
September 14, 2005